Exhibit 99.1

NOTICE

To:	Directors and Executive Officers of Carriage Services, Inc.

From:	Terry E. Sanford

Date:	February 27, 2004

Subject:	Notice of Blackout Period Required by the Sarbanes-Oxley Act of 2002

The purpose of this notice is to inform you of an upcoming blackout period that will occur in connection with a planned change in the recordkeeper of the Carriage Services 401(k) Plan, 1996 Stock Incentive Plan, 1997 Employee Stock Purchase Plan, 1998 Stock Option Plan for Consultants, 1995 Stock Incentive Plan and the 1996 Directors’ Stock Option Plan (collectively referred to as the “Benefit Plans”). The Sarbanes-Oxley Act of 2002 and, as more specifically, Regulation BTR as promulgated under the Securities Exchange Act of 1934, as amended, require that notice of the blackout period by provided to you.

The recordkeeper of the Benefit Plans will be changing from the Citigroup affiliates, CitiStreet Associates, LLC and Smith Barney to Hand Benefits & Trust Company. While the changeover of recordkeeper occurs, participants in the Benefit Plans will be unable to enroll in the 401(k) and employee stock purchase plans, change their investment elections, request loans, withdrawals or distributions, exercise stock options or sell Carriage Services, Inc. common stock from their Benefit Plan accounts. Therefore, during this period of time, the ability of participants in the Benefit Plans to purchase, sell or otherwise acquire or transfer an interest in shares of common stock of Carriage Services, Inc. in their plan accounts will be restricted. The period of time during which the participants in the Benefit Plans will be subject to these restrictions is called the “Blackout Period”.

The Blackout Period will begin March 17, 2004 and end during the week of April 11, 2004. During the week of April 11, 2004, you may obtain, without charge, information as to whether the Blackout Period has ended by contacting Terry Sanford, Vice President and Corporate Controller, or Clark Harlow, Vice President and Treasurer, at Carriage Services, Inc. (713)332-8400.

During the Blackout Period, directors and executive officers of Carriage Services, Inc. are prohibited from engaging in any transaction, other than certain exempt transactions, involving the common stock of Carriage Services, Inc. that you acquired in connection with your service or employment with Carriage Services, Inc. Exempt transactions include, but are not limited to, purchases or sales of common stock pursuant to a Rule 10(b)5-1(c) arrangement (provided the same is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the employee stock purchase plan.

While we anticipate a smooth transition to the new recordkeeper, you will be notified in the unlikely event that an extension of the Blackout Period is required. Please direct any questions regarding the Blackout Period to me at (713)332-8400.